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ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation

FIRST:  The name of the Corporation is National Healthcare Technology,
Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on December 23, 1997, as prescribed by the Colorado Business Corporation Act, in the manner marked with an "X" below:

  No Shares have been issued or directors elected - Action by Incorporators.

  No Shares have been issued but directors elected - Action by Directors

  Such amendment was adopted by the board of directors where shares have been issued and shareholder action was not required.

  Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.


THIRD:  Section 5.1 is hereby amended to read as follows:

5.1  Voting Rights: No Cumulative Voting.   Each outstanding Common
Share is entitled to one vote on each matter submitted to a vote of shareholders.


NATIONAL HEALTHCARE TECHNOLOGY, INC.



By: /s/ Ivan C. Tiholiz, M.D.
Ivan C. Tiholiz, M.D., President